Whitney American Corporation

                            12373 East Cornell Avenue
                             Aurora, Colorado 80014
                                 (303) 337-3384


                                  July 30, 1997

                                                           By EDGAR Transmission


Securities and Exchange Commission
450 Fifth Street N.W.
Judiciary Plaza
Washington, DC 20549

     Re: Registration Statement on Form 8-A

Gentlemen:

     Being filed with this letter is this company's registration statement on Form 8-A, registering our $.00001 par value common stock under Section 12(g) of the Securities Exchange Act of 1934. Once this filing is assigned to a member of the staff for review, we would appreciate notification of that fact and of the file number being made to our counsel, John Brasher of Brasher & Company, whose telephone number is (303) 355- 3000. Mr. Brasher's e-mail address is brashco@ix.netcom.com.

     Once the staff is satisfied with this registration statement, the officers and directors of the registrant will file the required reports on Form 3.

     Please be advised that earlier this week we filed our annual report on Form 10-KSB for the fiscal year ended May 31, 1997, and are current in our filings under the Exchange Act.

     We hereby request that the effective date of this registration statement be accelerated to August 9, 1997, or the earliest practicable date thereafter. The staff should not hesitate to call us or our counsel if there are any questions or comments in regard to this filing.

                                                         Very truly yours,



                                                         /s/  Stephen M. Siedow,
                                                         .......................
                                                         President, CEO and CFO

                          S.E.C. File No. 0-___________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-A

                   General Form For Registration of Securities
                      Pursuant to Sections 12(b) OR (g) of
                       the Securities Exchange Act of 1934



                          WHITNEY AMERICAN CORPORATION
               (Exact name of registrant as specified in charter)


             DELAWARE                                     84-1070022
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                12373 East Cornell Avenue, Aurora, Colorado 80014
              (Address of Principal Executive Offices and Zip Code)


                                 (303) 337-3384
              (Registrant's telephone number, including area code)



        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each Class                               Name of each exchange on which
to be so registered                               each class is to be registered

      NONE                                                    NONE


        Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $.00001 Par Value
                                 Title of Class

Item 1. Description of Registrant's Securities to be Registered.


     Pursuant to this registration statement, Whitney American Corporation ("Company") is registering under Section 12(g) of the Securities Exchange Act of 1934, as amended, its common stock (the "Common Shares"), par value $.00001. The Company's articles of incorporation authorize the issuance of 50,000,000 Common Shares.

Common Stock

     The holders of Common Shares are entitled to one vote for each share held. The election of directors, removal of any director or the entire Board of Directors, and any other action to be taken by the Company's shareholders requires only a majority of the votes cast, except where law or the articles of incorporation require a different vote. However, certain matters require the affirmative vote of a majority of the total voting power for approval, including
(i) repeal of the certificate of incorporation in its entirety, (ii) shareholder amendment of the bylaws, (iii) amendment, repeal or adoption of any provision inconsistent with provisions in the articles of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders.

     Common Shares do not carry cumulative voting rights, thus holders of more than 50% of the Common Shares have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Shares are not entitled to preemptive rights, and the Common Shares are not subject to redemption.

        The Company's bylaws provide for a board of three directors, all of whom are elected for one-year terms at the annual meeting of shareholders. A special meeting of shareholders may be called by the Chairman of the Board, the President, a majority of the Board of Directors, or shareholders owning in the aggregate 20% or more of the Common Shares. Holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share ratably in the Company's assets legally available for distribution to its shareholders after payment of liquidation preference and outstanding redemption rights (if any) on any preferred shares outstanding and are not subject to further calls or assessments.

     The Company's articles of incorporation authorize the issuance of 5,000,000 preferred shares. No preferred shares have ever been issued. The Company has not designated the rights, powers and preferences of any of the preferred shares. The Board of Directors has the authority to issue preferred shares in one or more series and to fix the voting powers, conversion rights, other special rights and qualifications, limitations and restrictions of each series, without any vote or action by the holders of Common Shares. Preferred shares may be issued which carry dividend rights, rights upon liquidation or other rights superior to those of holders of Common Shares. The Company is not registering preferred shares under the Securities Act of 1934, as amended.

Dividends

     No dividends have been paid to date on any shares of the Company's capital stock, and the Company does not anticipate that any dividends will be declared or paid in the near future. Management intends that earnings, if any, in the future will be used for operational purposes.

Item 2.    Exhibits.

     The following exhibits, required by paragraph I. of the "Instructions as to Exhibits" which are part of Form 8-A, are listed below and either attached hereto or incorporated by reference to another registration statement, report or other document, as indicated. Because the registrant is not registering securities on a national securities exchange, the registrant need not file nor incorporate by reference the exhibits enumerated in paragraph II. of such instructions.

        1(a)    Specimen common stock certificate
                (incorporated by reference to
                Registration Statement No. 33-17397-D
                effective March 7, 1988) ...................................   *

        2(a)    Certificate of Incorporation
                (incorporated by reference to
                Exhibit 3.0 to Registration Statement
                No. 33-17397-D, effective March 7, 1988) ...................   *

        2(b)    Certificate of Amended and Restated
                Certificate of Incorporation
                of the Company (incorporated by reference to
                Exhibit 3.1 to Form 8-K dated February 12, 1997) ...........   *

        2(c)    Bylaws of the Company (incorporated by
                reference to Exhibit 3.2 to Form 8-K
                dated February 12, 1997) ...................................   *

                *Attached to and included as part of this registration statement.


                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

DATED: July 30, 1997
                                       WHITNEY AMERICAN CORPORATION




                                       By /s/ Stephen M. Siedow
                                       .........................................
                                       Stephen M. Siedow, President and
                                       Chief Executive Officer


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